Exhibit 99.1

Comera Life Sciences Reports Financial Results for

Second Quarter 2023 and Recent Business Highlights

– Advanced to final stage of technical evaluation in Comera’s research collaboration with Regeneron, a leading U.S. biotechnology company –

–Received notice that Nasdaq granted Comera’s request for the continued listing of its common stock, subject to Comera’s satisfaction of certain conditions –

– Strengthened cash position with execution of a definitive agreement in July to complete a $4.1 million private placement of shares of its common stock, and accompanying warrants to purchase shares of its common stock, to existing stockholders –

– Significantly expanded intellectual property portfolio, broadening both geographic coverage and claims for core SQore™ excipient technology –

WOBURN, Mass., August 10, 2023 — Comera Life Sciences Holdings, Inc. (Nasdaq: CMRA), a life sciences company developing a new generation of bio-innovative biologic medicines to improve patient access, safety, and convenience, today reported financial results for the second quarter ended June 30, 2023, and provided a business update.

“We made substantial progress across our business, strengthening our partnerships, platform and pipeline. Recent key accomplishments include advancing our ongoing collaboration with Regeneron, bolstering our intellectual property to further protect our SQore platform, and strengthening our cash position,” said Jeffrey Hackman, Chairman and Chief Executive Officer of Comera. “We remain focused on creating value for shareholders and executing on our mission to reduce healthcare costs and improve patient quality of life by leveraging our SQore platform to transform the delivery of biologics from intravenous to self-administered subcutaneous forms.”

Recent Business Highlights

•
Advanced to final stage of technical evaluation as part of an ongoing research collaboration with Regeneron, a leading U.S. biotechnology company. The partnership includes an option to negotiate a license after the technical evaluation is complete.
•
On August 8, 2023, received formal notice that Nasdaq granted Comera’s request for the continued listing of its common stock, subject to Comera’s satisfaction of certain conditions. These conditions include satisfaction of specified interim milestones and demonstrated compliance with all applicable criteria for continued listing on Nasdaq by no later than

November 14, 2023. Comera is taking definitive steps to comply with these conditions; however, there can be no assurance that it will be able to do so.
•
In August 2023, announced the execution of a definitive agreement to complete a $4.1 million private placement of shares of its common stock, and accompanying warrants to purchase shares of its common stock, to existing stockholders at a purchase price of $0.51125 per share. At the initial closing on July 31, 2023, Comera sold and issued a total of 4,399,016 shares of its common stock and accompanying warrants to purchase up to 10,997,550 shares of common stock, resulting in gross proceeds of approximately $2.25 million to Comera. Comera expects to sell and issue an additional 3,561,851 shares of its common stock and accompanying warrants to purchase up to an additional 8,904,641 shares of common stock in a second closing, resulting in additional gross proceeds of approximately $1.82 million, conditioned upon receipt of stockholder approval under the applicable Nasdaq listing standards.
•
In August 2023, received a Notice of Intention to Grant a European patent by the European Patent Office, which would represent the first granted patent in Europe for Comera’s SQore platform technology.
•
In August 2023, announced the significant expansion of its SQore technology patent portfolio with the issuance of four new patents and two new notices of allowance. The six new patents, three issued in the United States and three covering Canada, Korea and India, expand the number of proprietary viscosity reducing excipients in Comera’s SQore platform and significantly broaden claims covered by previously issued patents.
•
In July 2023, announced collaboration with Quality Chemical Laboratories to manufacture one of Comera’s lead SQore excipients, as part of a broader strategy to secure the GMP manufacturing and supply chain of key proprietary technology owned by the Company. Ownership of proprietary sourcing for lead SQore excipients allows for full control over supply chain, manufacturing within the United States, and greater flexibility to support product development needs.
•
In April 2023, announced the issuance of one new patent granted in South Korea and two Notices of Allowance in the United States and Japan covering expansion of claims, geographic coverage, and exclusive rights pertaining to certain excipients in its proprietary SQore platform.

Second Quarter 2023 Financial Results

Comera reported revenues of $315 thousand for the three months ended June 30, 2023, compared to $147 thousand for the same period in 2022, with the increase primarily related to the expansion of its ongoing research collaborations.

Cost of revenue totaled $56 thousand for the three months ended June 30, 2023, compared to $55 thousand for the same period in 2022. The costs are relatively consistent across periods despite higher revenues in the three months ended June 30, 2023, primarily related to an increase in research activities performed under customer contracts, which had more favorable margins compared with the prior period.

R&D expense totaled $236 thousand for the three months ended June 30, 2023, compared to $369 thousand for the same period in 2022. The overall decrease of approximately $133 thousand is primarily related to both a reduction in employee compensation expense and lower lab supply expenses in the three months ended June 30, 2023.

General and administrative expenses totaled $1.5 million for the three months ended June 30, 2023, compared to $3.7 million for the same period in 2022. The overall decrease of approximately $2.2 million is primarily related to expenses in connection with the Company’s transition to a public company in the three months ended June 30, 2022, and an overall reduction in general and administrative spending.

Comera reported a net loss of $1.5 million, or $0.08 loss per share for the three months ended June 30, 2023, compared to a net loss of $9.3 million, or $1.14 loss per share, for the same period in 2022. The decrease was primarily due to higher non-operating expense in the prior year, primarily related to the reverse recapitalization in 2022.

Comera had approximately $0.8 million in cash and accounts receivables, at June 30, 2023. Subsequent to the end of the second quarter, as mentioned above, the Company announced the execution of a definitive agreement for a $4.1 million private placement of shares of its common stock, and accompanying warrants to purchase shares of its common stock, to existing stockholders, as described above.

About Comera Life Sciences

Leading a compassionate new era in medicine, Comera Life Sciences is applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous (IV) to subcutaneous (SQ) forms. The goal of this approach is to provide patients with the freedom of self-injectable care, reduce institutional dependency and to put patients at the center of their treatment regimen.

To learn more about the Comera Life Sciences mission, as well as the proprietary SQore™ platform, visit https://comeralifesciences.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events (including statements related to the second closing of the private placement, our ability to regain and maintain compliance with Nasdaq listing standards and our SQore platform) that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: the Company’s ability to maintain the listing of its securities on the Nasdaq Capital Market; the price of the Company’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which the Company plans to operate, variations in performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the capital structure; the Company’s ability to execute on its business plans, forecasts, and other expectations and identify and realize additional opportunities; the risk of economic downturns and the possibility of rapid change in the highly competitive industry in which the Company operates; the risk that the Company and its current and future collaborators are unable to successfully develop and commercialize the Company’s products or services, or experience significant delays in doing so; the risk that we will be unable to continue to attract and retain third-party collaborators, including collaboration partners and licensors; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that the Company is unable to secure or protect its intellectual property; the risk that the Company is unable to secure regulatory approval for its product candidates; the effect of any resurgence of the COVID-19 pandemic or other public health emergencies on the Company’s business; general economic conditions; and other risks and uncertainties described in Item 1A of Part I of the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2023 under “Risk Factors” and in other filings that have been made or will be made with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Comera assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Comera can give no assurance that it will achieve its expectations.

Contacts

Comera Investor

John Woolford
ICR Westwicke
John.Woolford@westwicke.com

Comera Press

Jon Yu
ICR Westwicke
ComeraPR@westwicke.com

COMERA LIFE SCIENCES HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$476,302	$446,607
Restricted cash - current	—	1,505,625
Accounts receivable	250,000	34,320
Deferred issuance costs	25,013	90,047
Prepaid expenses and other current assets	1,072,719	986,499
Total current assets	1,824,034	3,063,098
Restricted cash - non-current	50,000	50,000
Property and equipment, net	209,732	257,186
Right-of-use asset	213,206	313,629
Security deposit	43,200	43,200
Total assets	$2,340,172	$3,727,113
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,150,774	$1,458,267
Accrued expenses and other current liabilities	959,773	1,295,764
Insurance premium financing	584,809	455,562
Deposit liability	—	1,505,625
Deferred revenue	36,310	144,280
Lease liability - current	221,879	199,184
Total current liabilities	3,953,545	5,058,682
Derivative warrant liabilities	46,591	277,507
Lease liability - noncurrent	—	120,302
Total liabilities	4,000,136	5,456,491
Commitments and contingencies (Note 15)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 4,305 shares designated Series A convertible preferred stock; 4,305 shares issued and outstanding at June 30, 2023 and December 31, 2022	4,690,398	4,517,710
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 150,000,000 shares authorized; 19,155,138 and 16,709,221 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	1,915	1,671
Additional paid-in capital	32,444,578	28,655,164
Accumulated deficit	(38,796,855)	(34,903,923)
Total stockholders’ deficit	(6,350,362)	(6,247,088)
Total liabilities, convertible preferred stock and stockholders’ deficit	$2,340,172	$3,727,113

COMERA LIFE SCIENCES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue	$315,055	$146,726	$707,970	$242,060
Cost of revenue	56,040	54,543	172,559	99,067
Operating expenses:
Research and development	235,696	368,553	579,401	855,770
General and administrative	1,503,553	3,696,517	3,936,700	5,712,762
Total operating expenses	1,739,249	4,065,070	4,516,101	6,568,532
Loss from operations	(1,480,234)	(3,972,887)	(3,980,690)	(6,425,539)
Other income (expense), net:
Change in fair value of derivative warrant liabilities	72,591	1,454,440	99,353	1,454,440
Reverse recapitalization issuance costs in excess of gross proceeds	—	(6,566,821)	—	(6,566,821)
Interest expense	(3,977)	—	(11,595)	(77)
Other expense, net	—	—	—	(426,666)
Total other income (expense), net	68,614	(5,112,381)	87,758	(5,539,124)
Net loss and comprehensive loss	(1,411,620)	(9,085,268)	(3,892,932)	(11,964,663)
Less: accretion of convertible preferred stock to redemption value	(85,872)	(201,168)	(172,688)	(201,168)
Net loss attributable to common stockholders	$(1,497,492)	$(9,286,436)	$(4,065,620)	$(12,165,831)
Net loss per share attributable to common stockholders — basic and diluted	$(0.08)	$(1.14)	$(0.21)	$(2.75)
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders — basic and diluted	19,154,681	8,142,383	19,094,394	4,430,401